Exhibit 11.1

monarch plaza suite 1500 3414 peachtree road n.e. atlanta, georgia 30326 phone: 404.577.6000 fax: 404.221.6501
www.bakerdonelson.com

February 24, 2022

Roots Real Estate Investment Community I, LLC

1344 La France Street NE,

Atlanta, Georgia 30307

Consent of Legal Counsel

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (CIK No. 0001866803) (as amended, modified, or supplemented from time to time, the “Offering Circular”) with the U.S. Securities and Exchange Commission (the “SEC”). We consent to the use of our name in the Offering Circular. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended or the rules and regulations thereunder, including the rules and regulations of the SEC.

Very Truly Yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.